Exhibit No. 2

                                   August 1, 1997
The Board of Directors
PS Financial, Inc.
4800 South Pulaski Road
Chicago, IL 60632-4195

To the Board:

     It is now August and you have been public eight months. You have
38.7% capital (6/30/97) and you pay a dividend of only 8 cents quarterly
(32 cents annual rate).

     At that rate you will never get down to an efficient 7% capital ratio, since you earn more than the dividend. In fact, the capital can only grow.
What are you doing with 38.7% capital ratio?

     It makes perfect sense to pay it out - return it to the shareholders.
That's what public companies do - enhance value for shareholders. I do not feel you should wait another four to seven months before finding out if you will be allowed to pay a tax-free return of capital, special dividend. You should declare a large special dividend now (taxable).

     What are your thoughts / comments?

Very truly yours,


Jerome H. Davis

cc:  S.J. Ptak
     Kimberly P. Rooney
     L.G. Ptak
     Jeanine M. McInerney
     Rocco DiIorio
     Edward Wolak
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